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                                                                      Exhibit 99


                                                Jeff Worden 412-434-3046
                                                            worden@ppg.com

PPG STRONGLY RECOMMENDS
SHAREHOLDERS REJECT MINI-TENDER OFFER

        PITTSBURGH, Feb. 23 -- PPG Industries strongly recommends that shareholders reject an offer by TRC Capital Corporation to purchase up to 5,750,000 shares of PPG common stock at a price of $45.75 per share.

        Neither PPG nor its officers or directors are associated with TRC.

        The market price of PPG common stock at the close of business yesterday was $49.94 per share, meaning TRC's offer price is below what shareholders could receive by selling their shares in the public market.

        The Securities and Exchange Commission has warned investors that some companies make "mini-tender" offers at "below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price." The SEC defines mini-tenders as offers for less than 5 percent of a company's stock.


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        PPG suggests shareholders direct questions to their investment advisers.
Investors can obtain more information about mini-tender offers by visiting the SEC's Web site: www.sec.gov/consumer/minitend.htm.
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        PPG, with headquarters in Pittsburgh, is a leading global supplier of coatings and chemicals as well as continuous-strand fiber glass and flat and fabricated glass. Sales exceeded US$8.6 billion in 2000.

                                  -21908/201-

Internet: www.ppg.com
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                          Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company's current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company's operations, as discussed in PPG Industries' Annual Report on Form 10K filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company's forward-looking statements.


Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets which also depends on economic and political conditions, and foreign exchange rates and fluctuations in those rates. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company's consolidated financial condition, operations or liquidity.